HEI Exhibit 10.7(f)

RESTRICTED STOCK UNIT AGREEMENT

PURSUANT TO

THE 1987 STOCK OPTION AND INCENTIVE PLAN OF

HAWAIIAN ELECTRIC INDUSTRIES, INC.

This Restricted Stock Unit Agreement (this “Agreement”) is made and entered into as of [DATE] (the “Date of Grant”), by and between Hawaiian Electric Industries, Inc., a Hawaii corporation (the “Company”), and [NAME] (the “Participant”). Capitalized terms not defined herein shall have the meanings assigned to them in the 1987 Stock Option and Incentive Plan of Hawaiian Electric Industries, Inc., as amended (the “Plan”).

1. Number of Units. The Company hereby grants to the Participant [XXXX] Restricted Stock Units, subject to all of the terms and conditions of this Agreement and the Plan.

2. Lapse of Restrictions; Settlement. Subject to Section 4 below, the restrictions with respect to the Restricted Stock Units shall lapse in accordance with the schedule attached hereto as Exhibit A. Upon the lapse of restrictions relating to a Restricted Stock Unit, the Company shall, no later than sixty (60) days following the date on which such restrictions lapse, issue to the Participant (or the Participant’s beneficiary designated on the form attached hereto as Exhibit B, as the case may be), net of any withholding for taxes in accordance with Section 8, one share of Common Stock (in either certificated or book entry form) in settlement of each Restricted Stock Unit with respect to which such restrictions have lapsed.

3. Adjustments. If the outstanding shares of Common Stock are adjusted into a different number or kind of shares or other securities, or if additional shares or new or different shares or other securities are distributed with respect to such shares of Common Stock or other securities, through merger, consolidation, sale of all or substantially all of the property of the Company, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other distribution with respect to such shares of Common Stock or other securities, then, pursuant to Section 9.1 of the Plan, an appropriate and proportionate adjustment shall be made in the number and kind of Restricted Stock Units subject to this Agreement. The Company will make cash payments in settlement of any fractional Restricted Stock Units at the time the shares are issued.

4. Termination of Service.

(a) If the Participant’s employment or service with the Company or any subsidiary is terminated for any reason other than death, Disability or Retirement, the Participant shall forfeit any or all of the Restricted Stock Units for which the restrictions have not yet lapsed (the “Unvested Units”).

(b) If the Participant’s employment or service with the Company or any subsidiary is terminated by reason of death, Disability or Retirement, then (i) restrictions based on performance which could still have been satisfied absent such termination of employment shall be deemed to have been satisfied and (ii) restrictions based on lapse of time shall be deemed to have lapsed pro-rata based on a ratio in which the numerator is the number of completed quarters from the date of grant to the date of termination and the denominator is the total number of quarters from the date of grant to the date the restrictions lapse in accordance with the schedule set forth in Exhibit A hereto, and the Participant shall forfeit all remaining Unvested Units. As used in this Agreement, a “quarter” is a calendar quarter, and a “completed quarter” requires employment or service from the first day through the last day of the quarter. However, in that calendar quarter in which the Restricted Stock Units are granted, a completed quarter only requires employment or service from the date of grant through the last day of that quarter.

(c) For purposes of this Agreement, “Disability” shall mean that the Participant is (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or (ii) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company.

(d) For purposes of this Agreement, “Retirement” shall mean the Participant’s termination of employment with the Company and all of its subsidiaries (other than a termination for Cause) at any time upon or after the Participant’s attainment of the minimum age and years of continuous employment as defined in the Participant’s respective company’s retirement plan.

(e) For purposes of this Agreement, “Cause” shall mean:

(i) the willful failure by the Participant to perform his or her duties to the Company or any subsidiary within the 15-day period following written notice from the Company or any subsidiary stating that failure to resume such duties may result in Participant’s termination of employment;

(ii) any willful or grossly negligent act, or commission of a felony or misdemeanor, by the Participant that materially harms (monetarily or otherwise) the business or reputation of the Company or its subsidiaries;

(iii) the conviction of the Participant of (or the pleading by the Participant of guilty or nolo contendere to) any misdemeanor involving fraud or embezzlement or any felony; or

(iv) any misappropriation or embezzlement of the property of the Company or its subsidiaries (whether or not a misdemeanor or felony).

(f) Except as provided in Sections 4(a) and 4(b) hereof, the restrictions on Unvested Units shall otherwise terminate in accordance with the schedule for the lapse of the restrictions set forth in Exhibit A hereto.

5. Notices. All notices and other communications under this Agreement shall be in writing and shall be given by facsimile or first class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given three days after mailing or 24 hours after transmission by facsimile.

6. Rights as a Stockholder. Subject to the restrictions set forth in the Plan and this Agreement, the Participant shall not have any of the rights or privileges of a stockholder of the Company with respect to the Restricted Stock Units granted pursuant to this Agreement unless and until shares of Common Stock have been issued and delivered to the Participant following the lapse of restrictions on such Restricted Stock Units. Notwithstanding the foregoing, the Participant shall have the right to receive dividends with respect to the Restricted Stock Units, which dividends shall accumulate and be paid upon the delivery of the underlying shares of Common Stock in accordance with Section 2 hereof. The dividends shall be calculated as follows: on each date that a cash dividend is paid by the Company while the Restricted Stock Units are outstanding, the Participant shall be credited with an amount in cash equal to the aggregate dollar amount of the cash dividends that would have been paid on the Restricted Stock Units had the Restricted Stock Units been issued as shares of Common Stock on the date of the dividend. The amount of the cash dividends credited to the Participant pursuant to this Section 6 shall be subject to the same terms and conditions as are applicable to the Restricted Stock Units awarded hereunder (including without limitation as to time of vesting and payment) and may be reduced to satisfy any or all of a Participant’s tax liabilities owed in connection with the Restricted Stock Units granted pursuant to this Agreement.

7. Protections Against Violations of Agreement. No purported sale, assignment, mortgage, hypothecation, alienation, transfer, pledge, encumbrance, gift, transfer in trust or other disposition of, or creation of a security interest in or lien on, any of the Restricted Stock Units (or the underlying shares of Common Stock) by any holder thereof in violation of the provisions of this Agreement or the Plan will be valid, and the Company will not transfer any of such Restricted Stock Units on its books (or issue shares of Common Stock in settlement thereof), nor will any dividends be credited with respect thereto, unless and until there has been full compliance with such provisions to the satisfaction of the Company. The foregoing restrictions are in addition to and not in lieu of any other remedies, legal or equitable, available to enforce said provisions.

8. Taxes. Upon the lapse of restrictions with respect to the Restricted Stock Units (and/or any later settlement thereof), the Company shall withhold from the shares of Common Stock issued and cash dividends otherwise payable to the Participant an amount of taxes that the Company determines is the statutory minimum it is required to withhold under applicable tax laws with respect to the Restricted Stock Units and the cash dividends payable. The amount withheld shall first be deducted from the cash dividends payable and, to the extent insufficient, then from the Common Stock issued for the shortfall. The number of shares, including fractional shares of Common Stock required to be withheld shall be based on the Fair Market Value on the settlement date.

Upon a Participant’s attainment of Retirement eligibility before the lapse of restrictions, any employment taxes thereafter (but prior to the lapse of restrictions) payable by the Participant shall be satisfied by withholding from the Participant’s regular salary payable immediately following the date the employment tax obligation arises (and, to the extent insufficient, by cash payment by the Participant).

9. Failure to Enforce Not a Waiver. The failure of the Company to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

10. Governing Law. This Agreement shall be governed by and construed according to the laws of the State of Hawaii without regard to its principles of conflict of laws.

11. Incorporation of Plan. The Plan is hereby incorporated by reference and made a part hereof, and the Restricted Stock Units and this Agreement shall be subject to all terms and conditions of the Plan.

12. Amendments. This Agreement may be amended or modified at any time only by an instrument in writing signed by each of the parties hereto.

13. Survival of Terms. This Agreement shall apply to and bind the Participant, the Participant’s heirs, legatees, executors and administrators, the Company and the Company’s legal successors.

14. Agreement Not a Contract for Services. Neither the Plan, the granting of the Restricted Stock Units, this Agreement nor any other action taken pursuant to the Plan shall constitute or be evidence of any agreement or understanding, express or implied, that the Participant has a right to continue to provide services as an officer, director, employee, consultant or advisor of the Company or any subsidiary or affiliate of the Company for any period of time or at any specific rate of compensation.

15. Authority of the Committee. The Compensation Committee of the Board of Directors of the Company shall have full authority to interpret and construe the terms of the Plan and this Agreement. The determination of the Committee as to any such matter of interpretation or construction, including, without limitation, as to any adjustment or related matter under Section 3 hereof or any matter under Section 4 hereof, shall be final, binding and conclusive.

16. Representations. The Participant has reviewed with his or her own tax advisors the federal, state, local and foreign tax consequences of the transactions contemplated by this Agreement. The Participant is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. The Participant understands that he or she (and not the Company) shall be responsible for any tax liability that may arise as a result of the transactions contemplated by this Agreement.

17. Acceptance. The Participant hereby acknowledges receipt of a copy of the Plan and this Agreement. The Participant has read and understands the terms and provisions thereof, and accepts the Restricted Stock Units subject to all of the terms and conditions of the Plan and this Agreement. The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under this Agreement.

18. Effectiveness of Agreement. This Agreement shall not be effective until signed by an officer of the Company and by the Chairman or other member of the Compensation Committee of the Board of Directors of the Company, such execution on behalf of the Compensation Committee to signify that this Agreement, the award of Restricted Stock Units made hereby and the conditions upon which the restrictions on the Restricted Stock Units shall lapse or be satisfied, have been approved by the Compensation Committee either at a meeting of the Committee or by the unanimous written consent of its members.

19. Section 409A. To the extent applicable, it is intended that this Agreement comply with the provisions of Section 409A (“Section 409A”) of the Code. This Agreement will be administered and interpreted in a manner consistent with this intent, and any provision that would cause this Agreement to fail to satisfy Section 409A will have no force and effect until amended to comply therewith (which amendment may be retroactive to the extent permitted by Section 409A). Notwithstanding anything contained herein to the contrary, the Participant shall not be considered to have terminated employment with the Company for purposes of this Agreement and no payments shall be due to the Participant under this Agreement which are payable upon the Participant’s termination of employment unless the Participant would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A. To the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to the Agreement during the six-month period immediately following the Participant’s termination of employment shall instead be paid on the first business day after the date that is six months following the Participant’s termination of employment (or upon the Participant’s death, if earlier).

20. Severability. If one or more of the provisions of this Agreement shall be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provisions shall be deemed null and void; provided, however, to the extent permissible by law, any provisions which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this Agreement to be construed so as to foster the intent of this Agreement and the Plan.

21. Headings. Headings in this Agreement are used solely for the convenience of the parties and shall not be deemed to be a limitation upon or descriptive of the contents of any Section hereof.

22. No Limit on Other Arrangements.

(a) Nothing contained in this Agreement shall be construed to prevent the Company or any subsidiary thereof from adopting or continuing in effect other compensation arrangements, which may, but need not, provide for the grant of any type of equity-based award (subject to stockholder approval if such approval is required).

(b) Nothing contained in this Agreement shall be construed to prevent the Company or any subsidiary thereof from taking any corporate action which is deemed by it to be appropriate or in its best interest, whether or not such action would have an adverse effect on the Restricted Stock Units granted under this Agreement. No employee, beneficiary or other person shall have any claim against the Company or any subsidiary thereof as a result of any such action.

23. Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

HAWAIIAN ELECTRIC INDUSTRIES, INC.:

By: V.P.-Administration & Corporate Secretary

By: [Member of the Compensation Committee]

PARTICIPANT

Name:

Exhibit A

VESTING SCHEDULE

Subject to Section 3 (if applicable) and Section 8 of the Plan and Section 4 of the Restricted Stock Unit Agreement to which this Exhibit A is attached, the restrictions on the Restricted Stock Units granted pursuant to this Restricted Stock Unit Agreement shall lapse if:

The Participant is continually employed by the Company or its subsidiary companies from the Date of Grant through [DATE].

Exhibit B

BENEFICIARY DESIGNATION

This beneficiary designation is made in accordance with the Restricted Stock Unit Agreement to which this Exhibit B is attached, the Participant hereby

☐    INITIAL DESIGNATION OF BENEFICIARY

OR

☐     REVISED DESIGNATION OF BENEFICIARY

I hereby direct that in the event of my death prior to the payment in full of my interest under the Agreement that any unpaid balance be paid to:

Name	Relationship

Address

Social Security No.	Date of Birth

This beneficiary designation revokes any and all other beneficiary designations under the Agreement made prior to the date of this designation.

By signing below, I acknowledge that I have read and understood the foregoing.

Signed by	Date
Participant

Receipt acknowledged

Hawaiian Electric Industries, Inc.

By	Date